Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE RELEASE

INYX REPORTS UPDATE ON CORPORATE MATTERS

NEW YORK - January 25, 2007 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company focused on niche drug-delivery technologies and products, reported today an update on several corporate matters.

The company said its senior management group, led by Inyx Chairman and CEO Jack Kachkar, M.D., and Inyx President Steve Handley, interested in taking the company private is finalizing its financing, arranged through Dr. Kachkar and several strategic outside investors. Dr. Kachkar said the buyout group is completing its valuation of Inyx, which will take about three to four weeks to complete, and the group now intends to present “an attractive cash buyout-offer” in February. The Inyx board of directors has a special committee comprised of three independent directors that will evaluate the fairness of any buyout-offer made.

Inyx also reported that financing has been arranged for Inyx’s pending acquisition of Pharmapac UK Ltd., one of the leading contract pharmaceutical packaging providers in the United Kingdom. The acquisition is now expected to be completed also in February, following confirmation of Inyx’s integration plans for Pharmapac. The purchase price is £9.0 million cash at closing, with a non-refundable deposit of £750,000 already paid, plus £1.5 million in cash to be held in escrow to pay out if certain milestones are met in 2007 and 2008. In 2006, Pharmapac had revenues of about £7.3 million with EBITDA of approximately £1.5 million.

Inyx further reported that it is retaining a leading consulting firm to assist in recapitalizing the company’s balance sheet and in other strategic initiatives. Related to the recapitalization, Inyx said it now intends to pay off the loan amounts owed Westernbank Puerto Rico by March 31, 2007; this debt totals approximately $120 million and Dr. Kachkar has pledged a personal guaranty against a portion of that amount.

About Inyx
Inyx, Inc. is a specialty pharmaceutical company with niche drug-delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services. In addition, Inyx is developing its own proprietary products. The company’s operations are conducted through several wholly owned subsidiaries: Inyx USA Ltd., based in Manati, Puerto Rico; Inyx Pharma Ltd. and Inyx Europe Limited, which owns and operates Ashton Pharmaceuticals Ltd., all near Manchester, England; Inyx Canada, Inc. in Toronto; and Exaeris, Inc., based in Exton, Pennsylvania, which conducts Inyx’s marketing and distribution activities. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxgroup.com.

Safe Harbor
Statements about the Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Inyx intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, Inyx's actual results could differ materially from expected results.

For more information, please contact:
Jay M. Green, Executive VP, jgreen@inyxgroup.com
Bill Kelly, VP, Investor Relations, bill.kelly@inyxgroup.com